Exhibit 99.1

NEWS RELEASE
100 Glenborough Drive	Contact: Greg Panagos: 281-872-3125
Suite 100	Investor_Relations@nobleenergyinc.com
Houston, TX 77067
FREDERICK B. BRUNING JOINING NOBLE ENERGY AS CHIEF ACCOUNTING OFFICER
HOUSTON (November 16, 2005) — Noble Energy, Inc. (NYSE: NBL) today announced that Frederick (Fred) B. Bruning has joined the Company and will serve as Chief Accounting Officer, reporting to Chris Tong, Senior Vice President and Chief Financial Officer.
Mr. Bruning brings over thirty years of experience, having served most recently as Vice President of Business Operations for Fidelity National Financial, Business Systems Group in Santa Ana, CA. Previously, Mr. Bruning served twenty-five years in various financial leadership and accounting positions at Occidental Petroleum Corporation. Mr. Bruning earned a BBA in Accounting from Loyola Marymount University and is a Certified Public Accountant in California and Texas.
Mr. Tong said, “I am very pleased to announce Fred’s appointment as Noble Energy’s Chief Accounting Officer. Fred has extensive domestic and international accounting experience, which will be helpful as Noble Energy continues to grow its strong domestic and international asset base.”
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as the recently added Patina Oil & Gas properties located primarily in Colorado’s Wattenberg Field, the Mid-continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com.
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission (“SEC”) filings.